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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
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[JOHN Q. HAMMONS LOGO]





Contact: Paul Muellner
         John Q. Hammons Hotels, Inc.
         (417) 864-4300
         paul.muellner@jqh.com


                     JOHN Q. HAMMONS HOTELS, INC. ANNOUNCES
                          EXECUTION OF MERGER AGREEMENT


SPRINGFIELD, MO.--JUNE 15, 2005--John Q. Hammons Hotels, Inc. (AMEX: JQH) announced today that it has entered into a definitive Agreement and Plan of Merger with JQH Acquisition LLC. The merger agreement provides that, upon the consummation of the merger, each outstanding share of the Company's class A common stock will convert into the right to receive $24.00 cash per share. The merger is conditioned upon, among other things, approval by the Company's stockholders at a special meeting called for that purpose. The Company's principal stockholder, Mr. John Q. Hammons, has agreed to vote his shares of capital stock in favor of the merger. The Company has reserved the right to also seek the approval of the merger by the holders of a majority of shares of the class A common stock who vote with respect thereto that are not held by Mr. Hammons and his affiliates. A copy of the Agreement and Plan of Merger will be available from the SEC in a filing being made today by the Company.

The merger agreement has been entered into in connection with a series of transactions agreed to among Mr. Hammons, JQH Acquisition LLC and their respective affiliates. These transactions address a variety of ongoing arrangements between the parties, including Mr. Hammons' continuing equity ownership in the business and his ongoing, active leadership role in the company managing the Company's properties. JQH Acquisition LLC was formed for the purposes of the proposed transactions by Jonathan Eilian. The transactions to be entered into by Mr. Hammons will include the right to a credit facility backed by iStar Financial Inc. secured by Mr. Hammons' equity ownership in the business and certain other collateral. A copy of the amended and restated transaction agreement describing these transactions will be available from the SEC in a filing to be made by the Company in the next few days.

A special committee of independent directors of the Company, comprised of three disinterested, non-management directors, represented the Company in the negotiation of the merger agreement and reviewed and approved the Transaction Agreement. The Board of Directors of the Company, acting in part upon the unanimous recommendation of the Special Committee, has approved the merger. The Special Committee was advised by independent legal counsel, and received a fairness opinion from its independent financial advisor, Lehman Brothers Inc.

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JOHN Q. HAMMONS HOTELS, INC. ANNOUNCES EXECUTION OF MERGER AGREEMENT / PAGE 2

Upon completion of the merger, the registration of the Company's class A common stock under the Securities Exchange Act of 1934, as amended, will terminate.

Commenting on the execution of the definitive merger agreement, Mr. John Q. Hammons, Chairman and Chief Executive Officer of the Company, said, "I am very pleased that the merger agreement has been entered into after these many months of negotiations. I believe that the proposed merger presents a great opportunity for the Company, its stockholders and employees. I am pleased to have these arrangements in place and to continue our private development activities."

Also commenting on the signing of the merger agreement, the Chairman of the Special Committee, David Sullivan, said, "I am very happy that we were able to resolve our open issues and come to terms on a definitive agreement. The Committee believes that the proposed purchase price represents a fair price for the Company's stockholders and we are confident that our Committee has conducted a fair process to ensure that outcome."

ABOUT JOHN Q. HAMMONS HOTELS, INC.
John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqh.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES, NOR IS IT A SOLICITATION OF A PROXY TO VOTE IN CONNECTION WITH THE TRANSACTION. IN CONNECTION WITH THE MERGER, THE COMPANY WILL FILE A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONCERNING THE TRANSACTION WITH THE SEC. THE PROXY STATEMENT WILL BE SENT TO THE STOCKHOLDERS OF THE COMPANY. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. IN ADDITION, DOCUMENTS FILED WITH THE SEC BY THE COMPANY WILL BE AVAILABLE FREE OF CHARGE AT THE SEC'S WEB SITE AT WWW.SEC.GOV. YOU MAY ALSO READ AND COPY ANY REPORTS, STATEMENTS AND OTHER INFORMATION FILED BY THE COMPANY AT THE SEC PUBLIC REFERENCE ROOMS AT 100 F STREET, N.E., ROOM 1580, WASHINGTON, D.C. 20549.

EACH OF THE COMPANY, JQH ACQUISITION LLC AND MR. HAMMONS AND THEIR RESPECTIVE EXECUTIVE OFFICERS AND DIRECTORS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM COMPANY STOCKHOLDERS IN FAVOR OF THE MERGER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY HAVE INTERESTS IN THE MERGER, INCLUDING, AMONG OTHERS: CERTAIN TRANSACTION AGREEMENTS TO BE ENTERED INTO BETWEEN JQH ACQUISITION LLC AND ITS AFFILIATES AND MR. HAMMONS AND HIS AFFILIATES; CHANGE OF CONTROL PAYMENTS; PAYMENTS FOR STOCK OPTIONS; AND THEIR OWNERSHIP OF THE COMPANY'S CLASS A COMMON STOCK. THESE INTERESTS WILL BE DESCRIBED IN THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.


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